EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Grandparents.com, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 (No. 333-182326), Amendment No. 2, of our report dated June 25, 2012, relating to the consolidated balance sheets of Grandparents.com, Inc. as of December 31, 2011 and 2010, and for the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2011, for the period January 1, 2010 to May 5, 2010, and for the period May 6, 2010 to December 31, 2010. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

July 17, 2012